News Release
For Immediate Release
ALASKA PACIFIC BANCSHARES, INC. REPORTS
SECOND QUARTER RESULTS OF OPERATIONS FOR 2013

JUNEAU, Alaska, August 14, 2013 -- Alaska Pacific Bancshares, Inc. (OTCBB: AKPB) (“Company”), the parent company of Alaska Pacific Bank (“Bank”), today reported net income available to common shareholders for the second quarter ended June 30, 2013 of $21,000 or $0.03 per diluted common share, respectively as compared to a loss of $(220,000) or $(0.34) per diluted common share, respectively for the same period in 2012.

Net income available to common shareholders for the first half of 2013 was $82,000 or $0.11 per diluted common share, compared to a net loss of $123,000, or $0.19 per diluted common share for 2012.

“The results for second quarter of 2013 were disappointing even though they were better than our performance for the same period last year” stated Craig Dahl, President and CEO.  “We felt the slow-down in our mortgage banking volume for the quarter compared to the first quarter along with the impact of the reversal of interest income for three loans that were placed on nonaccrual.  While our second quarter has historically tended to be our most challenging quarter, we nonetheless expected stronger performance.”  “As stated in previous quarters, the Bank continues to have a solid core deposit base that allows us to meet customer loan demand.  We are very pleased with the number of residential construction loans started early in the year and continue to see the projects initiated that are needed to meet the housing shortage, primarily in the Juneau market.”

The provision for loan losses was $60,000 for the quarter ended June 30, 2013 compared to $90,000 for the quarter ended June 30, 2012.  The allowance for loan losses at June 30, 2013 was $2.0 million, representing 1.34% of total loans outstanding.  Total non-accrual loans were $6.1 million at June 30, 2013 compared with $4.2 million at March 31, 2013 and $5.8 million at June 30, 2012. The net increase was due primarily to the addition of two commercial non-residential real estate loans to one borrower totaling $1.0 million that were more than 90 days past due at June 30, 2013 and one commercial non-residential real estate loan for $800,000 that is a troubled debt restructuring deemed to be impaired and placed on nonaccrual status due to payment history and insufficiency of cash flow offset with one commercial business loan for $1.4 million that was transferred to real estate owned and repossessed assets.  In addition, the Bank’s real estate owned and repossessed assets were $1.5 million at June 30, 2013 compared with $1.8 million at March 31, 2013 and $258,000 at June 30, 2012.  There were $3,000 of loan recoveries for the quarter ended June 30, 2013 compared with $165,000 in net loan charge offs for the quarter ended June 30, 2012.  There were no loan charge offs for the quarter ended March 31, 2013.

Net interest income was $2.0 million for the quarter ended June 30, 2013 compared to $1.9 million for both the quarter ended March 31, 2013 and the quarter ended June 30, 2012.  Net interest margin on average interest-earning assets for the second quarter of 2013 was 4.76% compared with 4.74% for the second quarter of 2012.

Loans (excluding loans held for sale and before the allowance for loan losses) were $149.7 million at June 30, 2013, a $1.3 million, or 0.9% increase from $148.4 million as of March 31, 2013 and a $2.0 million, or 1.3% decrease from $151.7 million as of June 30, 2012.  Deposits at June 30, 2013 were $154.0 million, a $1.6 million, or 1.0% increase from $152.4 million at March 31, 2013, and a $2.3 million, or 1.5% increase from $151.7 million at June 30, 2012.

Gain on sale of loans increased $48,000, to $135,000 for the second quarter of 2013 compared to the same period in the prior year but decreased $87,000 from $222,000 for the first quarter of 2013 as a result of a decrease in volume of mortgage loans originated and sold.

Noninterest expense was $2.2 million for the quarter ended June 30, 2013 compared to $2.1 million for the quarter ended March 31, 2013 and $2.5 million for the quarter ended June 30, 2012.  The net decrease compared to the second quarter of 2012 was primarily attributable to lower real-estate owned and repossessed asset expense and lower FDIC assessments.

Forward-Looking Statements

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; deposit flows; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; adverse changes in the securities markets; results of examinations by our banking regulators including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses,  write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; computer systems on which we depend could fail or experience a security breach, or the implementation of new technologies may not be successful; our ability to retain key members of our senior management team; legislative or regulatory changes such as the Dodd-Frank Wall Street Reform and Consumer Protection Act that adversely affect our business including changes in regulatory policies and principles, and the interpretation of regulatory capital or other rules as a result of

Basel III; the time it may take to lease excess space in Company-owned buildings; future legislative changes in the United States Department of Treasury Troubled Asset Relief Program Capital Purchase Program; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  We undertake no responsibility to update or revise any forward-looking statements.

Contact:	Julie M. Pierce		Craig E. Dahl
	Senior Vice President and CFO	or	President and CEO
	907-790-5135		907-790-5101

Alaska Pacific Bancshares, Inc.
Financial Highlights (Unaudited)
Second Quarter 2013
(dollars in thousands, except per-share amounts)

	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012
Condensed Statement of Income (Loss):
Interest income	$2,067	$2,021	$2,076
Interest expense	101	131	146
Net interest income	1,966	1,890	1,930
Provision for loan losses	60	60	90
Gain on sale of loans	135	222	87
Other noninterest income	306	326	307
Noninterest expense	2,181	2,149	2,464
Net income (loss) before provision (benefit) for income tax	166	229	(230)
Provision (benefit) for income tax	65	89	(89)
Net income (loss)	101	140	(141)
Preferred stock dividend and discount accretion
Preferred stock dividend	60	60	60
Preferred stock discount accretion	20	19	19
Net income (loss) available to common shareholders	$21	$61	$(220)

Income (Loss) per common share:
Basic	$0.03	$0.09	$(0.34)
Diluted	$0.03	$0.08	$(0.34)

Performance Ratios:
Return on average equity	1.94%	2.69%	(2.74)%
Return on average assets	0.23	0.32	(0.33)
Yield on average interest-earning assets	5.01	4.73	5.10
Cost of average interest-bearing liabilities	0.34	0.43	0.50
Interest rate spread	4.67	4.30	4.61
Net interest margin on:
Average interest-earning assets	4.76	4.43	4.74
Average total assets	4.55	4.27	4.56
Efficiency ratio (a)	95.99	96.98	110.15

Average balances:
Loans	$150,261	$148,841	$151,946
Interest-earning assets	165,092	170,749	162,702
Assets	172,758	176,902	169,390
Interest-bearing deposits	118,431	118,782	114,485
Total deposits	149,157	151,635	143,694
Interest-bearing liabilities	118,431	121,565	117,770
Shareholders' equity	20,854	20,834	20,574

Weighted average common shares outstanding:
Basic	654,486	654,486	654,486
Diluted	768,697	760,219	738,471

	June 30, 2013	March 31, 2013	June 30, 2012
Condensed Balance Sheet data:
Total assets	$176,908	$174,950	$177,417
Loans, before allowance	149,726	148,428	151,743
Loans held for sale	1,585	748	985
Investment securities available for sale	5,821	6,087	5,709
Total deposits	153,982	152,409	151,651
Federal Home Loan Bank advances	-	-	3,000
Shareholders' equity	20,839	20,870	20,483

Shares outstanding (b)	654,486	654,486	654,486

Book value per share	$24.54	$24.58	$23.99

Asset quality:
Allowance for loan losses	$1,999	$1,936	$1,844
Allowance as a percent of loans	1.34%	1.30%	1.22%
Nonaccrual loans	$6,054	$4,217	$5,753
Total nonperforming assets	7,597	5,988	6,011
Impaired loans	11,067	11,148	11,216
Estimated specific reserves for impairment	473	473	473
Net (recoveries) charge offs for quarter	(3)	-	165
Net (recoveries) charge offs YTD	(3)	-	201
Real estate owned and repossessed assets	1,543	1,771	258

(a)	Noninterest expense, divided by the sum of net interest income and noninterest income, excluding gains on sale of loans or securities.

(b)	Excludes treasury stock.